EXHIBIT 99.1

Monday, August 8, 2005

Washington Group International Reports Second Quarter 2005 Results

Financial Highlights

•                  New work awards of $819.8 million exceeded revenue for the eleventh consecutive quarter.

•                  Backlog at the end of the quarter was $4.8 billion.

•                  Revenue for the quarter increased 13 percent to $773.2 million.

•                  A net loss of $0.6 million was due to the impact of a $60.9 million pre-tax charge ($34.6 million after tax and minority interest) related to expected cost increases on three road-construction projects.

•                  No debt was outstanding and cash on hand was $304.0 million at the end of the quarter.

•                  The company’s Board of Directors authorized a $50.0 million common stock/warrant buyback program.

BOISE, Idaho — Washington Group International, Inc. (NASDAQ: WGII) today announced financial results for its second quarter ended July 1, 2005.

 “The majority of our operations performed exceptionally well in the quarter. Revenue rose 13 percent to $773 million and new awards of approximately $820 million reflect continued success of our business-development efforts,” said President and Chief Executive Officer Stephen G. Hanks. “However, our earnings were negatively affected by a charge related to three fixed-price road-construction projects.  Cost increases on the projects, due to significant client-directed changes and adjustments for escalation of material costs and labor increases, resulted in a charge of $34.6 million after tax and minority interest.  While we expect significant recovery through change orders and claim settlements down the road, the charge negated the company’s otherwise strong second-quarter performance.”

Company performance for government customers both domestically and in the Middle East continued to be exceptional in the quarter.  The Defense and Energy & Environment business units continued to turn in outstanding performance and the award fees reflect this performance.  Also, the company continued to perform very well in the Middle East, resulting in increased award fees.  The Power Business Unit’s growth prospects and financial performance continued to exceed internal expectations. The Industrial/Process Business Unit also made gains in the oil and gas market including winning a project to provide design, procurement, and construction services for a new sulfur-handling facility in Qatar serving the natural-gas-processing market. The booking of the project will occur in the third quarter of 2005.

“We have also taken steps to improve our capital structure and enhance shareholder value,” Hanks said. “As recently announced, our Board of Directors authorized the repurchase of up to $50 million of our common stock and warrants in open-market or negotiated transactions.”

Corporate Performance

For the second quarter of 2005, the company reported revenue of $773.2 million. Revenue grew 13 percent and is beginning to reflect the new work booked over the past two years in the Mining, Energy & Environment, Defense, and Power business units.

Operating income during the quarter was unfavorably impacted by a $60.9 million pre-tax charge ($34.6 million after tax and minority interest) for three highway projects in the Infrastructure Business Unit. The impact of this charge was partially offset by strong operating income in the Middle East totaling $23.8 million, which included $8.5 million of award fees for work performed through March 2005. The company reported a net loss of $0.6 million, or $0.02 per basic and diluted share, for the quarter.

  New work awarded in the second quarter of 2005 was $819.8 million. New work exceeded revenue for the eleventh consecutive quarter. Backlog at the end of the second quarter remained strong at $4.8 billion.

Information regarding the financial results for the second quarter of 2005 is located in the accompanying tables.

Business Unit Performance

•                  Energy & Environment:  For the second quarter of 2005, Energy & Environment generated revenue of $120.9 million and operating income of $9.0 million.  Revenue increased by 26 percent compared to the second quarter of 2004 as a result of the start-up of the U.S. Department of Energy’s (DOE) Idaho Cleanup Project at the Idaho National Laboratory.  Performance at all sites continued to exceed customer expectations. Operating income declined for the quarter by $5.4 million as the result of payments of $2.7 million to British Nuclear Fuel Limited for its share of earnings from certain DOE projects being reflected as a charge to operating income rather than as minority interest expense and also a $3.3 million loss related to work in the United Kingdom. New awards include the DOE’s River Corridor Closure Project. Under this contract, the joint venture led by Washington

Group will manage approximately $250 million of work annually for the next seven years. However, revenue from this contract will only include the company’s share of the fee for managing this work, consistent with the company’s agency accounting policy. New work totaled $145.7 million and the backlog at the end of the quarter was $918.1 million, up $24.2 million from the first quarter.

•                  Defense:  For the second quarter of 2005, Defense generated revenue of $132.5 million and operating income of $17.3 million.  Revenue increased by 12 percent, highlighted by growth in both domestic and international threat reduction programs. Operating income for the quarter increased by $8.1 million compared to the second quarter of 2004, with domestic chemical demilitarization projects and international threat reduction projects as the major contributors. Outstanding operational execution resulted in increased award fees.  New work, attributable primarily to ongoing threat reduction contracts, totaled $159.0 million. Backlog at the end of the quarter was $895.9 million, up $26.5 million from the first quarter.

•                  Mining:  For the second quarter of 2005, Mining generated revenue of $42.8 million and an operating loss of $0.5 million. The operating loss was due to planned outages at two power plants that purchase coal from MIBRAG, a mining joint venture in eastern Germany.  Both plants are again running and coal sales have returned to normal levels. Also, start-up costs on new contract mining projects as well as weather-related impacts at certain domestic operations negatively impacted operating income for the quarter. New work in the second quarter totaled $86.4 million and included a phosphate mining project in Idaho. Backlog at the end of the quarter increased $42.6 million to $711.0 million.

•                  Power:  For the second quarter of 2005, Power generated revenue of $186.8 million and operating income of $25.7 million. Revenue and operating income benefited from work in the Middle East, with revenue of $72.6 million and operating income of $13.7 million, compared to $29.5 million and $1.3 million, respectively, for the second quarter in the prior year. Operating income also included $4.8 million of additional cash received related to a claim settlement announced in the first quarter. New work for the quarter totaled $182.0 million and included a major power plant life extension project in Florida and new task order releases in the Middle East. Backlog at the end of the quarter was nominally flat at $885.9 million.

•                  Infrastructure:  For the second quarter of 2005, Infrastructure generated revenue of $186.2 million and an operating loss of $47.2 million, compared to revenue of $199.4 million and operating income of $6.3 million for the second quarter of 2004. The operating loss for the second quarter of 2005 resulted from a $60.9 million pre-tax charge associated with three road projects. Change orders and claim recoveries are anticipated, but the timing and amount are uncertain. The charge was partially offset by strong performance in the Middle East, with revenue of $49.4 million and operating income of $9.5 million, compared to revenue of $88.0 million and operating income of $9.6 million last year. The balance of the operations generated operating income of $4.2 million compared to a loss of $3.3 million in the prior year due to performance on new contracts and improvement in engineering services and the operations and maintenance business.  New work for the quarter totaled $174.8 million including key wins on two toll road operations and maintenance projects, consistent with the unit’s emphasis on engineering, project management, construction management, operations and maintenance, and negotiated design-build projects. Backlog declined by $11.6 million to $1.1 billion.

•                  Industrial/Process:  For the second quarter of 2005, Industrial/Process generated revenue of $103.3 million and operating income of $1.5 million. New work during the quarter totaled $71.2 million and backlog decreased by $32.2 million to $282.9 million. However, during the quarter, the business unit made progress in the oil and gas markets.  An award of approximately $190 million for engineering, procurement, and construction of a sulfur-handling facility in Qatar, to be recorded as new work during the third quarter, has positioned the business well in the Middle East.

Financial Position and Cash Flow

During the quarter the company used $33.2 million of cash and ended the quarter with $304.0 million of cash on hand. The cash was primarily used to fund working capital requirements for increased revenue in the Middle East and a new cost-reimbursable DOE project, and to purchase mining equipment required for the start-up of contract mining projects.

“Our financial position is strong and provides us the resources to start new projects and pursue profitable new business opportunities anywhere in the world,” Hanks said.

The company renegotiated its credit facility during the quarter. As a result of the re-pricing of the credit facility, interest expense for 2006 is anticipated to be $7 million to $8 million. There were no borrowings under the credit facility during the quarter, and there was no outstanding debt at quarter end.

Guidance

As announced on August 3, 2005, the company is updating its new work and revenue guidance to reflect increasing awards in the Power, Defense, and Energy & Environment business units, a portion of which will generate revenue in 2005.

“Despite the impact of the second-quarter charge, we reaffirm our net income guidance of $55 million to $60 million in 2005 due to higher-than-expected results and positive trends in several of our businesses,” Hanks said. “And we are optimistic about the company’s potential for long-term profitable growth as we continue with our diversified portfolio in the industry’s fastest-growing markets.”

2005 Financial Guidance

	Previous	Revised
Backlog	$4.6 – 4.9 B	$4.6 – 4.9 B
New Work	$3.6 – 3.9B	$3.7 – 4.0 B
Revenue	$2.9 – 3.2 B	$3.0 – 3.3 B
Net Income	$55.0 – 60.0 M	$55.0 – 60.0 M
EPS-Basic	$2.12 – 2.31	$2.11– 2.30

Footnote: Revised guidance for basic EPS is based on estimated average shares outstanding of 26 million.

Investor Conference Call

Washington Group International will host an investor conference call to discuss the second quarter 2005 results on August 8, 2005, at 11 a.m. (EDT).  The company will provide a Webcast of its call live over the Internet on its corporate Web site at www.wgint.com.  Participants should allow approximately five minutes prior to the call’s start time to visit the site and download any streaming media software needed to listen to the Webcast.  An online archive will be made available a few hours following the end of the live call.

About the Company

Washington Group International, Inc. (www.wgint.com) provides the talent, innovation, and proven performance to deliver integrated engineering, construction, and management solutions for businesses and governments worldwide. With approximately 25,000 employees at work in more than 30 countries, the company provides professional, scientific, management, and development services in more than two dozen major markets including power generation, transmission and distribution, and clean air solutions; environmental remediation; heavy civil construction; mining; nuclear services; defense, homeland security, and global threat reduction; industrial, chemical, and pharmaceutical processing; manufacturing; facilities operations and management; transportation; and water resources.

###

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are identified by the use of forward-looking terminology such as may, will, could, should, expect, anticipate, intend, plan, estimate, or continue or the negative thereof or other variations thereof.  Each forward-looking statement, including, without limitation, any financial guidance, speaks only as of the date on which it is made, and Washington Group undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. The forward-looking statements are necessarily based on assumptions and estimates of management and are inherently subject to various risks and uncertainties.  Actual results may vary materially as a result of changes or developments in social, economic, business, market, legal, and regulatory circumstances or conditions, both domestically and globally, as well as due to actions by customers, clients, suppliers, business partners, or government bodies.  Performance is subject to numerous factors, including demand for new power generation and for modification of existing power facilities, public sector funding, demand for extractive resources, capital spending plans of customers, and spending levels and priorities of the U.S., state and other governments.  Results may also vary as a result of difficulties or delays experienced in the execution of contracts or implementation of strategic initiatives.  For additional risks and uncertainties impacting the forward-looking statements contained in this news release, please see “Note Regarding Forward-Looking Information” and “Item 1. Business - Risk Factors” in Washington Group’s annual report on Form 10-K for fiscal year 2004.

Investor Contact	Media Contact
Earl Ward	Laurie Spiegelberg
Washington Group International, Inc.	Washington Group International, Inc.
208-386-5698	208-386-5532
earl.ward@wgint.com	laurie.spiegelberg@wgint.com

WASHINGTON GROUP INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands except per share data)

(UNAUDITED)

	Three months ended		Six months ended
	July 1, 2005	July 2, 2004	July 1, 2005	July 2, 2004
Revenue	$773,184	$684,484	$1,474,045	$1,438,648
Cost of revenue	(769,609)	(646,748)	(1,424,397)	(1,363,523)
Gross profit	3,575	37,736	49,648	75,125
Equity in income of unconsolidated affiliates	1,923	7,119	9,266	17,799
General and administrative expenses	(10,116)	(15,792)	(25,422)	(29,754)
Operating income (loss)	(4,618)	29,063	33,492	63,170
Interest income	2,215	596	4,061	1,190
Interest expense	(2,958)	(3,602)	(6,357)	(8,016)
Write-off of deferred financing fees	(3,588)	—	(3,588)	—
Other expense, net	(28)	(740)	(5)	(1,269)
Income (loss) before reorganization items, income taxes, and minority interests	(8,977)	25,317	27,603	55,075
Reorganization items	—	1,245	—	1,245
Income tax benefit (expense)	6,159	(10,758)	(8,473)	(22,810)
Minority interests in loss (income) of consolidated subsidiaries	2,224	(2,524)	(2,494)	(7,164)
Net income (loss)	$(594)	$13,280	$16,636	$26,346
Net income (loss) per share:
Basic	$(.02)	$.53	$.65	$1.05
Diluted	(.02)	.49	.56	.96
Common shares used to compute net income (loss) per share:
Basic	25,971	25,216	25,740	25,175
Diluted (a)	25,971	27,111	29,505	27,350

(a)   Potential dilutive common share equivalents of 4,252 for the three months ended July 1, 2005 were not included in the diluted net loss per share calculation, as their inclusion would have been anti-dilutive.

WASHINGTON GROUP INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

(UNAUDITED)

	July 1, 2005	December 31, 2004
ASSETS

Current assets
Cash and cash equivalents	$303,995	$286,078
Short-term investments	—	30,200
Accounts receivable, including retentions of $15,475 and $14,973, respectively	245,701	250,251
Unbilled receivables	241,235	214,437
Investments in and advances to construction joint ventures	39,144	24,321
Deferred income taxes	102,228	94,343
Other	48,254	49,642
Total current assets	980,557	949,272

Investments and other assets
Investments in unconsolidated affiliates	165,870	179,347
Goodwill	219,085	307,817
Deferred income taxes	81,208	64,479
Other assets	39,416	18,078
Total investments and other assets	505,579	569,721

Property and equipment
Construction equipment	106,627	81,432
Other equipment and fixtures	35,482	31,954
Buildings and improvements	12,125	11,543
Land and improvements	2,459	2,491
Total property and equipment	156,693	127,420
Less accumulated depreciation	(66,937)	(58,207)
Property and equipment, net	89,756	69,213
Total assets	$1,575,892	$1,588,206

WASHINGTON GROUP INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (Continued)

(In thousands, except per share data)

(UNAUDITED)

	July 1, 2005	December 31, 2004
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and subcontracts payable, including retentions of $28,608 and $30,154, respectively	$206,302	$206,180
Billings in excess of cost and estimated earnings on uncompleted contracts	215,705	204,263
Accrued salaries, wages and benefits, including compensated absences of $52,898 and $48,908, respectively	121,687	140,623
Other accrued liabilities	55,764	61,919
Total current liabilities	599,458	612,985
Non-current liabilities
Self-insurance reserves	69,708	67,945
Pension and post-retirement benefit obligations	107,556	103,398
Other non-current liabilities	36,507	23,037
Total non-current liabilities	213,771	194,380
Contingencies and commitments
Minority interests	3,488	47,920
Stockholders’ equity
Preferred stock, par value $.01 per share, 10,000 shares authorized	—	—
Common stock, par value $.01 per share, 100,000 shares authorized; 26,284 and 25,474 shares issued, respectively	263	255
Capital in excess of par value	569,373	542,514
Stock purchase warrants	27,817	28,167
Retained earnings	147,537	130,901
Treasury stock, 28 shares, at cost	(1,086)	(1,012)
Unearned compensation - restricted stock, 126 shares	(4,619)	—
Accumulated other comprehensive income	19,890	32,096
Total stockholders’ equity	759,175	732,921
Total liabilities and stockholders’ equity	$1,575,892	$1,588,206

WASHINGTON GROUP INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(UNAUDITED)

	Six months ended
	July 1, 2005	July 2, 2004
Operating activities
Net income	$16,636	$26,346
Reorganization items	—	(1,245)
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Cash paid for reorganization items	(742)	(1,253)
Depreciation of property and equipment	9,130	8,416
Amortization and write-off of deferred financing fees	5,197	1,554
Non-cash income tax expense	6,882	20,262
Minority interests in net income of consolidated subsidiaries	2,494	7,164
Equity in income of unconsolidated affiliates, less dividends received	(2,195)	(16,851)
Changes in operating assets and liabilities and other	(28,349)	(62,045)
Net cash provided (used) by operating activities	9,053	(17,652)
Investing activities
Property and equipment additions	(30,840)	(16,075)
Property and equipment disposals	1,140	17,014
Purchases of short-term investments	(74,900)	(274,400)
Sales of short-term investments	105,100	294,400
Contributions and advances to unconsolidated affiliates	(740)	(3,499)
Other	(137)	—
Net cash provided (used) by investing activities	(377)	17,440
Financing activities
Payment of financing fees	(4,577)	(1,524)
Distributions to minority interests, net	(1,686)	(7,758)
Proceeds from exercise of stock options and warrants	15,504	4,727
Net cash provided (used) by financing activities	9,241	(4,555)
Increase (decrease) in cash and cash equivalents	17,917	(4,767)
Cash and cash equivalents at beginning of period	286,078	188,835
Cash and cash equivalents at end of period	$303,995	$184,068
Supplemental disclosure of cash flow information:
Interest paid	$4,536	$7,027
Income taxes paid, net	924	3,962

WASHINGTON GROUP INTERNATIONAL, INC.

SEGMENT INFORMATION

(In millions)

(UNAUDITED)

	Three months ended		Six months ended
	July 1, 2005	July 2, 2004	July 1, 2005	July 2, 2004
REVENUE
Power	$186.8	$146.9	$337.4	$297.1
Infrastructure	186.2	199.4	347.1	477.0
Mining	42.8	25.6	70.3	46.0
Industrial/Process	103.3	99.2	200.6	190.0
Defense	132.5	118.6	285.1	240.8
Energy & Environment	120.9	95.9	233.0	192.4
Intersegment, eliminations and other	0.7	(1.1)	0.5	(4.7)
Total consolidated revenue	$773.2	$684.5	$1,474.0	$1,438.6

OPERATING INCOME (LOSS)
Power	$25.7	$5.7	$39.7	$14.0
Infrastructure	(47.2)	6.3	(43.7)	12.3
Mining	(0.5)	9.4	6.2	20.4
Industrial/Process	1.5	1.5	(0.2)	3.2
Defense	17.3	9.2	32.4	17.8
Energy & Environment	9.0	14.4	25.6	31.5
Intersegment and other unallocated operating costs	(0.3)	(1.7)	(1.1)	(6.3)
Total segment operating income	5.5	44.8	58.9	92.9
General and administrative expenses, corporate	(10.1)	(15.7)	(25.4)	(29.7)
Total operating income (loss)	$(4.6)	$29.1	$33.5	$63.2

NEW WORK
Power	$182.0	$57.1	$507.0	$142.5
Infrastructure	174.8	433.9	341.3	718.2
Mining	86.4	12.4	273.3	26.2
Industrial/Process	71.2	121.0	190.3	285.5
Defense	159.0	181.2	311.3	294.1
Energy & Environment	145.7	78.0	664.4	203.1
Other	0.7	(1.1)	0.5	(4.7)
Total new work	$819.8	$882.5	$2,288.1	$1,664.9

	July 1, 2005	April 1, 2005	December 31, 2004
BACKLOG
Power	$885.9	$890.7	$716.4
Infrastructure	1,115.1	1,126.7	1,121.3
Mining	711.0	668.4	516.1
Industrial/Process	282.9	315.1	293.5
Defense	895.9	869.4	869.7
Energy & Environment	918.1	893.9	487.1
Total backlog	$4,808.9	$4,764.2	$4,004.1

Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”)

We view EBITDA as a measure of operating liquidity, and as such we believe that the GAAP financial measure most directly comparable to it is net cash provided by operating activities (see reconciliation of EBITDA to net cash provided by operating activities below). EBITDA is not an alternative to and should not be considered instead of, or as a substitute for, earnings from operations, net income or loss, cash flows from operating activities or other statements of operations or cash flow data prepared in conformity with GAAP, or as a GAAP measure of profitability or liquidity. In addition, our calculation of EBITDA may or may not be comparable to similarly titled measures of other companies.

EBITDA is used by our management as a supplemental financial measure to evaluate the performance of our business that, when viewed with our GAAP results and the accompanying reconciliations, we believe provides a more complete understanding of factors and trends affecting our business than the GAAP results alone. We also regularly communicate our EBITDA to the public through this earnings release because it is a financial measure commonly used by analysts that cover our industry to evaluate our performance as compared to the performance of other companies that have different financing and capital structures or effective tax rates. In addition, EBITDA is a financial measure used in the financial covenants of our credit facility and therefore is a financial measure to evaluate our compliance with our financial covenants. Management compensates for the above-described limitations of using a non-GAAP financial measure by using this non-GAAP financial measure only to supplement our GAAP results to provide a more complete understanding of the factors and trends affecting our business.

Components of EBITDA are presented below:

	Three months ended		Six months ended
(In millions)	July 1, 2005	July 2, 2004	July 1, 2005	July 2, 2004
Net income (loss)	$(0.6)	$13.3	$16.6	$26.3
Interest expense (a)	6.6	3.6	10.0	8.0
Tax expense (benefit)	(6.2)	10.7	8.5	22.8
Depreciation and amortization	4.8	4.3	9.1	8.5
Total	$4.6	$31.9	$44.2	$65.6

(a)    Includes write-off of deferred financing fees of $3.6 million for the three and six months ended July 1, 2005.

RECONCILIATION OF EBITDA TO NET CASH PROVIDED (USED) BY

OPERATING ACTIVITIES

We believe that net cash provided (used) by operating activities is the financial measure calculated and presented in accordance with GAAP that is most directly comparable to EBITDA. The following table reconciles EBITDA to net cash provided (used) by operating activities for each of the periods for which EBITDA is presented.

	Three months ended		Six months ended
(In millions)	July 1, 2005	July 2, 2004	July 1, 2005	July 2, 2004
EBITDA	$4.6	$31.9	$44.2	$65.6
Interest expense	(6.6)	(3.6)	(10.0)	(8.0)
Tax benefit (expense)	6.2	(10.7)	(8.5)	(22.8)
Reorganization items	—	(1.2)	—	(1.2)
Cash paid for reorganization items	(0.4)	(0.6)	(0.7)	(1.2)
Amortization and write-off of financing fees	4.3	0.8	5.2	1.5
Non-cash income tax expense	(7.2)	9.5	6.9	20.3
Minority interests in loss (income) of consolidated subsidiaries	(2.2)	2.5	2.5	7.1
Equity in income of unconsolidated affiliates, less dividends received	1.6	(6.6)	(2.2)	(16.9)
Changes in net operating assets and liabilities and other	(14.1)	3.7	(28.3)	(62.1)
Net cash provided (used) by operating activities	$(13.8)	$25.7	$9.1	$(17.7)
Net cash provided by operating activities for the six months ended July 1, 2005	$9.1
Less: Net cash provided by operating activities for the three months ended April 1, 2005	(22.9)
Net cash used by operating activities for the three months ended July 1, 2005	$(13.8)
Net cash used by operating activities for the six months ended July 2, 2004		$(17.7)
Less: Net cash used by operating activities for the three months ended April 2, 2004		43.4
Net cash provided by operating activities for the three months ended July 2, 2004		$25.7